Exhibit 99.1

PROXY CARD

PARTNERS FINANCIAL HOLDINGS INC.
SPECIAL MEETING OF STOCKHOLDERS
September 26, 2008

The undersigned hereby authorizes and appoints Bart J. Solon and Ronald D. Winney, or either of them, with full power of substitution and re-substitution, as proxies to vote all shares of common stock of Partners Financial Holdings Inc. (the “Company”) owned by the undersigned at the Special Meeting of Stockholders to be held on September 26, 2008 at 10 a.m., local time, at Sunset Hills Country Club, 2525 Highway 157 South, Edwardsville, Illinois  62025, and any adjournments thereof, on the following matter as indicated below and such other business as may properly come before the Special Meeting:

Approval of the merger agreement, as amended, between the Company and First Clover Leaf Financial Corp.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the proxies named above may vote upon such other matters as may properly come before the Special Meeting or any postponements or adjournments thereof.

THIS PROXY MUST BE DATED AND SIGNED ON THE REVERSE SIDE

This Proxy is solicited on behalf of the Company’s Board of Directors.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. A vote against any of the above proposal will not count as a vote for adjournment of the Special Meeting.

Dated:______________________, 200___
________________________________________ Signature of stockholder
________________________________________ Signature if held jointly

Please sign exactly as your name appears on this Proxy Card. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE mark, sign, date and return the Proxy Card promptly using the enclosed white envelope.